Exhibit 21

The following is a list of subsidiaries of the Company as of December 31, 2022, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Organization
Actavis Group PTC ehf	Iceland
Actavis International Limited	Malta
Actavis Italy S.p.A	Italy
Actavis Pharma Holding ehf	Iceland
Actavis U.K. Group Ltd.	United Kingdom
Laboratorio Chile, S.A	Chile
Medis ehf	Iceland
Mepha Schweiz AG	Switzerland
Merckle GmbH	Germany
Norton Healthcare Ltd.	United Kingdom
Norton (Waterford) Ltd.	Ireland
Pliva Hrvatska d.o.o.	Croatia
Ratiopharm GmbH	Germany
Teva API B.V.	Netherlands
Teva Canada Limited	Canada
Teva Capital Services Switzerland GmbH	Switzerland
Teva Czech Industries s.r.o	Czech Republic
Teva Health GmbH	Germany
Teva Finance Services II B.V.	Curacao
Teva Italia S.r.l	Italy
Teva Limited Liability Company	Russia
Teva Pharma S.L.U	Spain
Teva Pharmaceuticals Europe B.V.	Netherlands
Teva Pharmaceuticals International GmbH	Switzerland
Teva Pharmaceuticals USA, Inc.	United States
Teva Pharm. Works Private Ltd. Company	Hungary
Teva Operations Poland Sp. Z.o.o.	Poland
Teva Santé SAS	France
Teva Takeda Pharma Ltd.	Japan
Teva UK Limited	United Kingdom
Teva Pharmaceutical Finance Netherlands III B.V.	Netherlands